FORM OF

                         NON-EXCLUSIVE LICENSE AGREEMENT


         AGREEMENT dated as of _______, 1996 between BULL & BEAR GROUP, INC., a Delaware corporation (the "Licensor") and BULL & BEAR FUNDS II, INC., a Maryland corporation (the "Licensee").

                               W I T N E S S E T H

         WHEREAS, the Licensor is the owner of all right, title and interest in and to the service marks listed on Annex A hereto, as such Annex may be amended from time to time, (hereinafter collectively referred to as the "Licensed Marks"), and

         WHEREAS, the Licensee has requested a non-exclusive license to use the Licensed Marks in connection with its activities as a registered closed-end management investment company, and

         WHEREAS, the Licensor has agreed that the Licensee may use the Licensed Marks on a non-exclusive basis so long as a corporation affiliated with the Licensor is the Investment Manager of the Licensee.

         NOW, THEREFORE, the parties hereto agree as follows:
1. The Licensor grants to the Licensee the non-exclusive right to use the Licensed Marks in connection with its activities as an investment company.

2. The grant of the license provided for in paragraph 1 herein is personal, indivisible, non-exclusive and not subject to succession or transfer.

3. The Licensee agrees to follow all rules reasonably imposed by the Licensor to protect the Licensor's rights in the Licensed Marks.

4. The Licensee agrees that the nature and quality of all services rendered by the Licensee in connection with the Licensed Marks shall conform to standards set by the Licensor and be under control of the Licensor.

5. The license provided for in this Agreement may be terminated in the event the Investment Manager of the Licensee shall not be Bull & Bear Advisers, Inc. or some other corporation controlling, controlled by, or under the common control of the Licensor.


EXHIBIT.9E
                                                         1

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6. In the event of termination as provided for in paragraph 5 herein,  the
   Licensee  agrees to do all such acts and things as may be  necessary to
   terminate  its  use  of  the  Licensed  Marks  and  will,   after  such
   termination, make no further reference to the Licensed Marks or any confusingly similar term in its business.

7. The Licensor and the Licensee agree to do all such further acts and things to effect the purposes of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                           BULL & BEAR GROUP, INC.


                      By: _________________________________


                           BULL & BEAR FUNDS II, INC.


                      By: _________________________________


EXHIBIT.9E
                                                         2

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                                                      ANNEX A


1.       Bull & Bear Performance Account

2.       Bull & Bear Performance Plus Account

3.       Performance

4.       Bull & Bear

5.       Performance Driven

6.       Bull & Bear Performance Driven

7.       Bull & Bear Stockfax

8.       Bull & Bear No-Fee IRA

9.       Performance Plus

EXHIBIT.9E
                                                         3

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